UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2016

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
36C Strand Street
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2016, James H. Mullen, Jr. informed the Board of Directors of the Company (the “Board”) that he will step down as a Director of the Company, effective March 1, 2016. Mr. Mullen’s decision to step down was not the result of any disagreement on any matter relating to the Company’s operations, policies or practices.

On February 28, 2016, the Board appointed William P. Wall as a Director of the Company, effective March 1, 2016, to fill the vacancy created by Mr. Mullen’s resignation. Mr. Wall also will serve on the Audit Committee, Nomination/Governance Committee and Compensation Committee of the Board.

Mr. Wall is the managing member of Ottauquechee Partners, LLC, a private investment firm headquartered in Lexington, MA. Mr. Wall has served as a Director of Haynes International (NASDAQ-HAYN) since 2004 and is the Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Wall is also a member of the Board of Directors of STAAR Surgical, Inc. (NASDAQ-STAA), where he serves as Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. From February 2006 until June 2015, Mr. Wall served as general counsel of Abrams Capital Management, LLC, a value-oriented investment firm headquartered in Boston. Prior to joining Abrams Capital, Mr. Wall was a partner at a hedge fund for two years and was employed with Fidelity Investments for seven years, concluding as a Managing Director in its private investment group. Mr. Wall began his career as an Associate at the law firm of Ropes & Gray. Previously, Mr. Wall served as a Director of Automobile Holdings, Nations Commercial Finance and Eightfold Capital Management. Mr. Wall received his Bachelor of Arts from the University of Massachusetts at Amherst, and a Masters of Public Administration and Juris Doctorate from Harvard University.

There are no arrangements or understandings between Mr. Wall and any other person pursuant to which Mr. Wall was selected as a Director of the Company, nor are there any family relationships between Mr. Wall and any of the Company’s Directors or executive officers. There are no transactions between Mr. Wall and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

The Company issued a press release on February 29, 2016 with respect to the departure of Mr. Mullen and appointment of Mr. Wall. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release of Altisource Residential Corporation dated February 29, 2016

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Residential Corporation
February 29, 2016	By:	/s/ Michael G. Lubin
Michael G. Lubin General Counsel and Secretary